Exhibit 99.1

ARKO Petroleum Corp. Reports Second Quarter 2026 Results

~ Signs Agreement to Acquire a Vertically Integrated Fuel Supply and Distribution Platform ~

ARKO Petroleum Corp. (Nasdaq: APC) (“APC” or the “Company”), one of the largest wholesale fuel distributors in the United States, today announced financial results for the second quarter ended June 30, 2026 and reaffirms full-year financial 2026 guidance.

Second Quarter 2026 Key Highlights (vs. Year-Ago Period) 1,2

•
Net income for the quarter increased to $12.2 million compared to $10.0 million.
•
Adjusted EBITDA for the quarter increased to $39.8 million compared to $38.3 million.
•
Net cash provided by operating activities for the quarter was $10.4 million compared to $23.2 million.
•
Discretionary Cash Flow for the quarter was $27.1 million compared to $24.2 million.
•
Total debt, net was $184.7 million and Net Debt was $324.2 million, in each case, as of June 30, 2026.

Strategic Acquisition Announcement

•
Today announced entering into an agreement to acquire the business of U.S. Petroleum Partners, LLC ("USPP"), a vertically integrated fuel supply and distribution platform serving customers throughout Great Lakes region. The strategic transaction would meaningfully expand APC’s platform and accelerate the growth strategy outlined at the time of its initial public offering.
•
The acquisition is expected to increase the Company's annual fuel volumes by approximately 280 million gallons, or approximately 14% on a trailing twelve-months basis, by adding more than 400 dealer locations and meaningfully enhance the Company's commercial and operational scale.
•
The acquisition is expected to be accretive and add approximately $30 million of annual Adjusted EBITDA and enhance Discretionary Cash Flow, further strengthening the Company's earnings diversification and cash generation capability.
•
The acquisition is expected to strengthen supplier relationships, enhance vertical integration and expand fee based earnings streams through the addition of two fuel terminals and expanded transportation capabilities. These assets are expected to create additional opportunities for future earnings growth through increased throughput, operational synergies and future acquisition opportunities.
•
The consideration at closing will consist of approximately $205 million in cash plus the cost of inventory. Additionally, at closing the Company will issue $30 million in APC Class A common stock that will be held in escrow and released to the seller subject to the acquired business achieving certain EBITDA-based financial targets of the acquired business in the first four full quarters after closing.

Additional details regarding the transaction, including the strategic and financial highlights, can be found in a separate press release and investor presentation issued by the Company today and available on the Investor Relations section of the Company's website at www.arkopetroleum.com.

Other Key Highlights

•
As part of the ongoing transformation plan of the Company's controlling stockholder, ARKO Corp. (Nasdaq: ARKO) ("ARKO Parent"), 21 ARKO retail convenience stores that sell fuel ("ARKO Retail Sites") were converted to

1 See Use of Non-GAAP Measures below.

2 All figures for fuel costs, fuel contribution and fuel margin per gallon (other than related party) exclude the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.

dealer locations in the Company's wholesale segment during the second quarter of 2026, bringing total conversions since program inception in 2024 to 471 sites. ARKO Parent has approximately 70 additional sites committed either under letter of intent, under contract or already converted since quarter end. The Company expects to complete these conversions, along with additional conversions, throughout 2026 and into 2027.
•
The Company is targeting opening 20 new fleet fueling locations in 2026, of which one opened in March 2026, two opened in July 2026, and 17 are in process, reflecting the attractive, durable cash flow profile of its fleet fueling business.
•
The Board of Directors declared a quarterly dividend of $0.50 per share of common stock to be paid on August 28, 2026 to stockholders of record as of August 18, 2026, which is consistent with an expected annual dividend rate of $2.00 per share.

"APC delivered another quarter of strong execution, highlighted by growth in Adjusted EBITDA and Discretionary Cash Flow," said Arie Kotler, Chairman, President and Chief Executive Officer of APC. "We saw growth in operating income across all three of our segments, which we believe underscores the resilience of our platform, enabling us to perform even during volatile market conditions. Our strong first-half results reinforce our confidence in the stability of our cash flow generation, and we believe that we remain well positioned to deliver on our full-year guidance."

Mr. Kotler continued "We also announced that we agreed to acquire the business of U.S. Petroleum Partners, which represents an important milestone in our growth story. We intentionally positioned APC with a strong balance sheet, significant liquidity and financial flexibility at the time of our IPO so we could pursue accretive and highly strategic opportunities like this one. This transaction is expected to expand our predominantly fee-based and fixed-margin earnings profile, enhance our cash flow generation capabilities and strengthen our ability to create long-term value for shareholders. Combined with our continued organic growth initiatives and disciplined capital allocation strategy, we believe APC is entering an exciting new phase of growth."

Second Quarter 2026 Segment Highlights

Wholesale Segment

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands)
Fuel gallons sold – fuel supply locations	203,578	213,529	401,978	404,606
Fuel gallons sold – consignment agent locations	37,183	38,929	72,723	75,444
Fuel contribution [1] – fuel supply locations	$15,511	$13,484	$28,173	$24,937
Fuel contribution [1] – consignment agent locations	$10,810	$11,905	$21,039	$20,499
Fuel margin, cents per gallon [2] – fuel supply locations	7.6	6.3	7.0	6.2
Fuel margin, cents per gallon [2] – consignment agent locations	29.1	30.6	28.9	27.2

[1] Calculated as fuel revenue less fuel costs; excludes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.
[2] Calculated as fuel contribution divided by fuel gallons sold.

Note: Comparable wholesale sites exclude wholesale sites added through ARKO Retail Sites converted to dealer locations until the first quarter in which these sites had a full quarter of wholesale activity in the prior year. Refer to Use of Non-GAAP Measures below.

For the second quarter of 2026, wholesale operating income increased by $1.6 million compared to the second quarter of 2025 as a result of additional operating income from ARKO Retail Sites converted to dealer locations, which was partially offset by reduced operating income at comparable wholesale sites.

For the second quarter of 2026, fuel contribution increased by $0.9 million compared to the second quarter of 2025. Fuel contribution for the second quarter of 2026 at fuel supply locations increased by $2.0 million due to incremental contribution from ARKO Retail Sites converted to dealer locations. Fuel margin per gallon at fuel supply locations increased 1.3 cents per gallon compared to the second quarter of 2025, primarily as a result of increased prompt pay discounts related to higher fuel costs.

Fuel contribution for the second quarter of 2026 at consignment agent locations decreased $1.1 million due to reduced fuel contribution at comparable wholesale sites, which was partially offset by $0.5 million of incremental contribution from ARKO Retail Sites converted to dealer locations. Fuel margin per gallon at consignment agent locations decreased 1.5 cents per gallon compared to the second quarter of 2025, primarily due to margin compression during the second quarter of 2026, as market prices declined more quickly than the Company's weighted average inventory cost.

For the second quarter of 2026, other revenues, net increased by $4.5 million, and site operating expenses increased by $4.2 million, in each case as compared to the second quarter of 2025, resulting primarily from ARKO Retail Sites converted to dealer locations.

Fleet Fueling Segment

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands)
Fuel gallons sold – proprietary cardlock locations	32,703	32,997	63,220	64,915
Fuel gallons sold – third-party cardlock locations	3,713	3,293	7,159	6,468
Fuel contribution [1] – proprietary cardlock locations	$16,755	$17,070	$32,697	$31,776
Fuel contribution [1] – third-party cardlock locations	$330	$698	$1,133	$1,294
Fuel margin, cents per gallon [2] – proprietary cardlock locations	51.2	51.7	51.7	49.0
Fuel margin, cents per gallon [2] – third-party cardlock locations	9.0	21.2	15.9	20.0

[1] Calculated as fuel revenue less fuel costs; excludes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.
[2] Calculated as fuel contribution divided by fuel gallons sold.

For the second quarter of 2026, fuel contribution decreased by $0.7 million compared to the second quarter of 2025. At proprietary cardlocks, fuel contribution decreased by $0.3 million, and fuel margin per gallon also decreased for the second quarter of 2026 compared to the second quarter of 2025. At third-party cardlock locations, fuel contribution decreased $0.4 million, and fuel margin per gallon decreased for the second quarter of 2026 compared to the second quarter of 2025. These decreases were primarily due to higher than average fuel margins in the prior year, as well as margin compression during the second quarter of 2026, as indexed prices declined more quickly than the weighted average inventory cost.

GPMP Segment

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands)
Fuel gallons sold – inter-segment	277,313	246,703	532,655	469,561
Fuel gallons sold – related party locations	191,395	225,325	374,127	436,985
Fuel contribution [1] – related party locations	$11,458	$11,266	$22,423	$21,849
Fuel margin, cents per gallon [2] – related party locations	6.0	5.0	6.0	5.0

[1] Calculated as fuel revenue less fuel costs.
[2] Calculated as fuel contribution divided by fuel gallons sold.

For the second quarter of 2026, fuel revenue – related party increased by $111.9 million, or 18.5%, compared to the second quarter of 2025, resulting primarily from an increase in the average price of fuel in the second quarter of 2026 compared to the second quarter of 2025, which was partially offset by a 33.9 million, or 15.1%, decrease in gallons sold, reflecting the challenging macroeconomic environment as well as ARKO Retail Sites converted to dealer locations.

Fuel contribution – related party increased by $0.2 million for the second quarter of 2026 compared to the second quarter of 2025, primarily due to an increase in the fixed margin from 5.0 cents per gallon sold for the second quarter of 2025 to 6.0 cents per gallon sold for the second quarter of 2026, partially offset by fewer gallons sold to ARKO Retail Sites.

Liquidity and Capital Expenditures

As of June 30, 2026, the Company’s total liquidity was approximately $724 million, consisting of approximately $15 million of cash and cash equivalents and approximately $709 million of availability under the Company's lines of credit. Total debt, net was approximately $184.7 million, resulting in Net Debt (as defined below) of approximately $324.2 million. For the quarter ended June 30, 2026, maintenance capital expenditures were $2.7 million and growth capital expenditures were $7.1 million, including the investments in new fleet fueling locations, purchase of fuel dispensers and other investments in the Company's sites.

Quarterly Dividend

The Company’s ability to return cash to its stockholders through its cash dividend program is consistent with its capital allocation framework and reflects the Company’s confidence in the strength of its cash generation ability and strong financial position.

The Board declared a quarterly dividend of $0.50 per share of common stock to be paid on August 28, 2026 to stockholders of record as of August 18, 2026. This dividend is consistent with an expected annual dividend rate of $2.00 per share.

Segment Update

The following tables present certain information regarding changes in the wholesale, fleet fueling and GPMP segments for the periods presented:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Wholesale Segment [1]	2026	2025	2026	2025
Number of sites at beginning of period	2,126	1,961	2,099	1,922
Newly opened or reopened sites [2]	13	4	24	10
ARKO Retail Sites converted to dealer locations	21	70	62	129
Closed or divested sites	(31)	(21)	(56)	(47)
Number of sites at end of period	2,129	2,014	2,129	2,014

[1] Excludes bulk and spot purchasers.
[2] Includes all signed fuel supply agreements irrespective of fuel distribution commencement date.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Fleet Fueling Segment	2026	2025	2026	2025
Number of sites at beginning of period	292	280	295	280
Newly opened or reopened sites	—	8	1	9
Closed or divested sites	(2)	(1)	(6)	(2)
Number of sites at end of period	290	287	290	287

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
GPMP Segment – related party sites (ARKO Retail Sites)	2026	2025	2026	2025
Number of sites at beginning of period	1,056	1,296	1,095	1,356
Newly opened or reopened sites	1	—	3	1
ARKO Retail Sites converted to dealer locations	(21)	(70)	(62)	(129)
Sites closed, divested or converted to rental	(2)	—	(2)	(2)
Number of sites at end of period	1,034	1,226	1,034	1,226

Full Year 2026 Guidance

The Company is reaffirming its guidance disclosed in March 2026, and currently expects full year 2026 Adjusted EBITDA and Discretionary Cash Flow to be approximately $156 million and approximately $110 million, respectively.

The Company is not currently providing reconciliations of Adjusted EBITDA to net income or Discretionary Cash Flow to net cash provided by operating activities for the year ending December 31, 2026 due to the unavailability of certain required inputs for providing forecasts of such GAAP measures, and the related reconciliations, that are not available without unreasonable efforts, including depreciation and amortization related to the Company's capital allocation as part of the Company's focus on strategic and organic growth, as well as inputs related to working capital adjustments.

Conference Call and Webcast Details

The Company will host a conference call today, August 6, 2026, to discuss these results at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the live call can dial 877-407-8306 or 201-689-8481.

A simultaneous, live webcast will also be available on the Investor Relations section of the Company’s website at https://www.arkopetroleum.com/news-events/ir-calendar. The webcast will be archived for 30 days.

About ARKO Petroleum Corp.

ARKO Petroleum Corp. (Nasdaq: APC) is a growth-oriented, fuel distribution company and one of the largest wholesale fuel distributors by gallons in North America, supplying approximately 2 billion gallons of fuel annually to customers in approximately 3,500 locations in the District of Columbia and more than 30 states across the Mid-Atlantic, Midwestern, Northeastern, Southeastern, and Southwestern United States. We are engaged in (i) wholesale activity, which includes the supply of fuel to gas stations operated by third-party dealers, (ii) fleet fueling, which includes the operation of proprietary and third-party cardlock locations (unstaffed fueling locations) and the issuance of proprietary fuel cards that provide customers access to a nationwide network of fueling sites, and (iii) the wholesale distribution of fuel to substantially all of the retail convenience stores that sell fuel operated by ARKO Corp., our parent company (Nasdaq: ARKO), one of the largest operators of convenience stores in the United States. To learn more about APC, visit: www.arkopetroleum.com.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the Company’s expected financial and operational results and the related assumptions underlying its expected results. These forward-looking statements are distinguished by use of words such as “accretive,” “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “guidance,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; the Company’s ability to successfully integrate business that it may acquire, including the business of USPP; the Company’s ability to achieve the benefits that it expects to realize as a result of its acquisitions, including the business of USPP; the potential negative impact on the Company’s financial condition and results of operations if it fails to achieve the benefits that it expects to realize as a result of its business acquisitions, including the business of USPP; liabilities of the businesses that the Company acquires that are not known to the Company; the Company’s ability to maintain the listing of its Class A common stock on the Nasdaq Stock Market; changes in its strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which it competes; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond its control; the success of ARKO's transformation plan and its effect on the Company, including the dealerization of retail stores; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

Use of Non-GAAP Measures

The Company discloses certain measures on a “comparable wholesale sites” basis, which is a non-GAAP measure. Information disclosed on a “comparable wholesale sites” basis excludes wholesale sites added through ARKO Retail Sites converted to dealer locations until the first quarter in which these sites had a full quarter of wholesale activity in the prior year. The Company believes that this information is useful for its investors, securities analysts, and other interested parties by providing greater comparability regarding its ongoing operating performance. Neither this measure nor those described below should be considered an alternative to measurements presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

The Company defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets, impairment charges, acquisition costs, share-based compensation expense, other non-cash items, and other unusual or non-recurring charges. Both EBITDA and Adjusted EBITDA are non-GAAP financial measures.

The Company uses EBITDA and Adjusted EBITDA for operational and financial decision-making and believe these measures are useful in evaluating its performance because they eliminate certain items that it does not consider indicators of its operating performance. EBITDA and Adjusted EBITDA are also used by many of its investors, securities analysts, and other interested parties in evaluating its operational and financial performance across reporting periods. The Company believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors by allowing an understanding of key measures that it uses internally for operational decision-making, budgeting, evaluating acquisition targets, and assessing its operating performance.

The Company defines Net Debt as the sum of total debt, net, financing leases and financial liabilities, less cash and cash equivalents. Net Debt is used by management to measure the effective level of our indebtedness.

The Company defines the Ratio of Net Debt to Adjusted EBITDA as the ratio derived by dividing Net Debt by Adjusted EBITDA. The Ratio of Net Debt to Adjusted EBITDA is an important measure used by management to evaluate the Company's access to liquidity, and the Company believes it provides useful information for investors as a representation of its financial strength by presenting the sustainability of its debt levels and its ability to take on additional debt against Adjusted EBITDA, which is used as an operating performance measure. The Ratio of Net Debt to Adjusted EBITDA is also frequently used by investors and credit rating agencies to analyze the Company's operating performance.

The Company defines Discretionary Cash Flow as net cash provided by operating activities, (i) less changes in operating assets and liabilities, maintenance capital expenditures, charges to allowance for credit losses, and non-cash rent expense, and (ii) plus acquisition costs, amortization of deferred income net of prepaid to related party, and certain other expenses (income). Discretionary Cash Flow will not reflect changes in working capital balances. Discretionary Cash Flow is a liquidity measure the Company and third parties, such as industry analysts, investors, lenders, rating agencies and others, use to assess its ability to internally fund its acquisitions, pay dividends, and service or incur additional debt. The Company believes that the presentation of Discretionary Cash Flow provides useful information to investors, securities analysts, and other interested parties for evaluating its liquidity.

EBITDA, Adjusted EBITDA, Net Debt, the Ratio of Net Debt to Adjusted EBITDA and Discretionary Cash Flow should not be considered as alternatives to any financial measure presented in accordance with GAAP, including net income and net cash provided by operating activities. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation, or as substitutes for the analysis of its results as reported under GAAP. The Company strongly encourages investors to review its financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, comparable wholesale sites, EBITDA, Adjusted EBITDA, Net Debt, the Ratio of Net Debt to Adjusted EBITDA and Discretionary Cash Flow, as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of these non-GAAP financial measures with those used by other companies.

Reconciliations of forward looking non-GAAP measures related to the business of USPP following its acquisition included in this press release to the corresponding GAAP financial measures are not included due to variability and difficulty in making accurate forecasts and projections, particularly in light of potential changes in USPP’s business following its acquisition, as well as, because certain information is not currently ascertainable or accessible, and because not all of the information necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information, nor can the Company accurately predict all the components of the applicable non-GAAP financial measures and reconciling adjustments thereto; accordingly, the corresponding GAAP measures may be materially different than the non-GAAP measures. Such forward-looking information is also subject to uncertainty and various risks, including those set forth in the risk factors discussed above, and there can be no assurance that any forecasted results or conditions will actually be achieved.

Company and Investor Contact

Priya Trivedi

ARKO Petroleum Corp.

investors@arkopetroleum.com

	Condensed Consolidated Statements of Operations
	(Unaudited)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands, except per share amounts)
Revenues:
Fuel revenue	$1,098,919	$820,871	$1,906,517	$1,577,669
Fuel revenue – related party	716,008	604,065	1,230,492	1,178,481
Other revenues, net	20,291	15,229	39,393	28,186
Other revenues, net – related party	3,370	3,219	6,551	6,374
Total revenues	1,838,588	1,443,384	3,182,953	2,790,710
Operating expenses:
Fuel costs	1,054,762	776,847	1,821,904	1,497,058
Fuel costs – related party	704,550	592,799	1,208,069	1,156,632
Site operating expenses, including allocated expenses	28,786	25,389	55,714	47,406
General and administrative expenses, including allocated expenses	11,764	10,392	22,578	21,140
Depreciation and amortization, including allocated expenses	14,716	13,301	29,503	26,804
Total operating expenses	1,814,578	1,418,728	3,137,768	2,749,040
Other expenses, net	489	882	1,552	2,077
Operating income	23,521	23,774	43,633	39,593
Interest and other financial income, including allocated income	261	87	470	225
Interest and other financial expenses, including allocated expenses	(7,435)	(10,443)	(16,671)	(20,193)
Income before income taxes	16,347	13,418	27,432	19,625
Income tax expense	(4,111)	(3,390)	(7,114)	(5,064)
Net income	$12,236	$10,028	$20,318	$14,561
Net income per share – basic	$0.26	$0.29	$0.46	$0.42
Net income per share – diluted	$0.26	$0.29	$0.46	$0.42
Weighted average shares outstanding:
Basic	47,570	35,000	44,373	35,000
Diluted	47,604	35,000	44,390	35,000

	Condensed Consolidated Balance Sheets
	(Unaudited)
	June 30, 2026	December 31, 2025
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$14,563	$15,556
Trade receivables, net	142,048	80,832
Inventory	29,945	23,093
Other current assets	57,214	43,054
Total current assets	243,770	162,535
Non-current assets:
Property and equipment, net	267,263	262,743
Right-of-use assets under operating leases	446,970	415,179
Right-of-use assets under financing leases, net	62,847	62,739
Goodwill	76,687	76,687
Intangible assets, net	143,917	154,326
Deferred tax asset	72,335	70,934
Other non-current assets	71,548	68,331
Total assets	$1,385,337	$1,273,474
Liabilities
Current liabilities:
Long-term debt, current portion	$1,306	$6,783
Accounts payable	108,813	75,224
Other current liabilities	64,881	53,586
Operating leases, current portion	29,543	27,820
Financing leases, current portion	2,346	2,095
Total current liabilities	206,889	165,508
Non-current liabilities:
Long-term debt, net	183,404	385,247
Asset retirement obligation	50,468	47,571
Operating leases	470,301	431,364
Financing leases	96,499	94,638
Other non-current liabilities	119,999	113,031
Total liabilities	1,127,560	1,237,359

Total net investment	—	36,115
Total stockholders' equity	257,777	—
Total liabilities and stockholders' equity / total net investment	$1,385,337	$1,273,474

	Condensed Consolidated Statements of Cash Flows
	(Unaudited)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands)
Cash flows from operating activities:
Net income	$12,236	$10,028	$20,318	$14,561
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,716	13,301	29,503	26,804
Deferred income taxes	2,083	(155)	2,478	(2,024)
Loss on disposal of assets and impairment charges, net	371	1,122	826	2,292
Amortization of deferred financing costs	630	369	1,142	741
Amortization of deferred income	(2,446)	(2,364)	(4,853)	(4,508)
Amortization of prepaid to related party	739	1,031	1,503	2,115
Accretion of asset retirement obligation	312	282	642	531
Non-cash rent	265	746	441	1,472
Charges to allowance for credit losses	342	338	621	544
Share-based compensation	1,046	240	1,394	502
Fair value adjustment of financial assets and liabilities	54	140	54	171
Other operating activities, net	—	(232)	—	(212)
Changes in assets and liabilities:
Decrease (increase) in trade receivables	9,103	(2,134)	(61,837)	(16,454)
Decrease (increase) in inventory	145	765	(6,852)	1,508
Increase in other assets	(6,516)	(4,048)	(11,459)	(4,193)
Increase in related party assets	(4,053)	(585)	(7,376)	(3,581)
(Decrease) increase in accounts payable	(13,951)	(5,338)	32,729	(328)
(Decrease) increase in other current liabilities	(7,356)	5,130	12,211	6,853
Decrease in asset retirement obligation	(85)	—	(257)	(292)
Increase in non-current liabilities	2,793	4,592	5,758	11,648
Net cash provided by operating activities	10,428	23,228	16,986	38,150
Cash flows from investing activities:
Purchase of property and equipment	(8,787)	(6,710)	(14,632)	(13,438)
Proceeds from ARKO Parent for the conversion of ARKO Retail Sites to dealer locations, net	3,456	-	3,456	—
Proceeds from sale of property and equipment	1,381	813	1,412	820
Net cash used in investing activities	(3,950)	(5,897)	(9,764)	(12,618)
Cash flows from financing activities:
Receipt of long-term debt	—	4,871	—	4,871
Repayment of long-term debt	(534)	(982)	(209,974)	(1,596)
Repayment of related-party debt	(330)	—	(330)	—
Principal payments on financing leases	(542)	(287)	(1,036)	(542)
Proceeds from issuance of Class A shares in IPO, net of underwriting discounts and commissions	—	—	210,426	—
Payment of IPO costs	(546)	—	(2,163)	—
Dividends paid on common stock	(12,368)	—	(12,368)	—
Pre-IPO net transfers (to) from ARKO Parent	—	(31,824)	7,230	(39,365)
Net cash used in financing activities	(14,320)	(28,222)	(8,215)	(36,632)
Net decrease in cash and cash equivalents and restricted cash	(7,842)	(10,891)	(993)	(11,100)

Cash and cash equivalents and restricted cash, beginning of period	22,405	25,132	15,556	25,341
Cash and cash equivalents and restricted cash, end of period	$14,563	$14,241	$14,563	$14,241

Supplemental Disclosure of Non-GAAP Financial Information

	Reconciliation of Net income to EBITDA and Adjusted EBITDA, Net cash provided by operating activities to Discretionary cash flow, and Adjusted EBITDA to Discretionary cash flow
	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve-Months Ended
	2026	2025	2026	2025	June 30, 2026
	(in thousands)
Net income	$12,236	$10,028	$20,318	$14,561	$38,484
Interest and other financing expenses, net	7,174	10,356	16,201	19,968	38,325
Income tax expense	4,111	3,390	7,114	5,064	11,162
Depreciation and amortization	14,716	13,301	29,503	26,804	57,427
EBITDA	38,237	37,075	73,136	66,397	145,398
Acquisition costs (a)	240	106	896	213	1,175
Loss on disposal of assets and impairment charges (b)	371	1,122	826	2,292	3,092
Share-based compensation expense (c)	1,046	240	1,394	502	1,889
Adjustment to contingent consideration (d)	54	(209)	54	(275)	(1,878)
Taxes paid in arrears (e)	—	—	—	—	178
IPO Costs (f)	—	—	—	—	565
Other (g)	(126)	(31)	(122)	60	89
Adjusted EBITDA	$39,822	$38,303	$76,184	$69,189	$150,508

Net cash provided by operating activities	$10,428	$23,228	$16,986	$38,150
Changes in operating assets and liabilities (h)	18,107	1,569	37,256	4,765
Maintenance capital expenditures (i)	(2,684)	(943)	(5,209)	(2,261)
Acquisition costs (a)	240	106	896	213
Amortization of deferred income, net of prepaid to related party	1,707	1,333	3,350	2,393
Charges to allowance for credit losses	(342)	(338)	(621)	(544)
Non-cash rent expense (j)	(265)	(746)	(441)	(1,472)
Other (k)	(115)	(26)	(121)	61
Discretionary Cash Flow	$27,076	$24,183	$52,096	$41,305

Adjusted EBITDA	$39,822	$38,303	$76,184	$69,189
Cash received for interest	261	87	470	225
Cash paid for interest and allocated interest	(6,513)	(9,721)	(14,899)	(18,761)
Cash paid for taxes	(3,810)	(3,543)	(4,450)	(7,087)
Maintenance capital expenditures (i)	(2,684)	(943)	(5,209)	(2,261)
Discretionary Cash Flow	$27,076	$24,183	$52,096	$41,305

(a) Eliminates costs incurred that are directly attributable to business acquisitions and salaries of employees whose primary job function is to execute the Company's acquisition strategy and facilitate integration of acquired operations.

(b) Eliminates the non-cash loss from the sale or disposal of property and equipment, the loss recognized upon the sale of related leased assets and impairment charges on property and equipment and right-of-use assets related to closed and non-performing sites.

(c) Eliminates non-cash share-based compensation expense related to the Company's and ARKO Parent's equity incentive program to incentivize, retain, and motivate the Company's employees, members of our Board and certain of ARKO Parent's employees.

(d) Eliminates fair value adjustments primarily related to the contingent consideration owed to the seller for the Empire acquisition, which closed in 2020.
(e) Eliminates the payment of historical fuel and other tax amounts for multiple prior periods.
(f) Eliminates one-time costs incurred related to the Company's IPO, which closed on February 13, 2026.
(g) Eliminates other unusual or non-recurring items that the Company does not consider to be meaningful in assessing operating performance.

(h) Excludes the change in current tax liabilities and accrued interest of $(1.8) million, $(0.1) million, $0.2 million and $(0.1) million for the three and six months ended June 30, 2026 and 2025, respectively.

(i) Maintenance capital expenditures are capital expenditures made to maintain the Company's long-term operating income or operating capacity, while growth and acquisition capital expenditures are capital expenditures that the Company expects will increase its operating income or operating capacity over the long-term.

(j) Non-cash rent expense reflects the extent to which GAAP rent expense recognized exceeded (or was less than) cash rent payments. GAAP rent expense varies depending on the terms of the Company's lease portfolio. For newer leases, rent expense recognized typically exceeds cash rent payments, whereas, for more mature leases, rent expense recognized is typically less than cash rent payments.

(k) Includes other unusual or non-recurring items.

	Reconciliation of Total debt, net to Net Debt
	As of June 30, 2026		As of December 31, 2025
	(in thousands, except ratios)
Total debt, net	$184,710		$392,030
Financing leases	98,845		96,733
Financial liabilities	55,212		53,365
Cash and cash equivalents	(14,563)		(15,556)
Net Debt	$324,204		$526,572
Ratio of total debt, net to net income	4.8	x	12.0	x
Ratio of Net Debt to Adjusted EBITDA	2.2	x	3.7	x

Supplemental Disclosures of Segment Information

Wholesale Segment

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands)
Revenues:
Fuel revenue	$917,696	$696,103	$1,591,551	$1,326,163
Other revenues, net	16,984	12,501	33,514	22,853
Other revenues, net – related party	405	—	929	—
Total revenues	935,085	708,604	1,625,994	1,349,016
Operating expenses:
Fuel costs [1]	891,375	670,714	1,542,339	1,280,727
Site operating expenses, including allocated expenses	18,827	14,648	35,760	26,417
Total operating expenses	910,202	685,362	1,578,099	1,307,144
Operating income	$24,883	$23,242	$47,895	$41,872

[1] Excludes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.

Fleet Fueling Segment

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands)
Revenues:
Fuel revenue	$175,343	$118,121	$302,642	$236,527
Other revenues, net	2,905	2,245	5,146	4,363
Total revenues	178,248	120,366	307,788	240,890
Operating expenses:
Fuel costs [1]	158,258	100,353	268,812	203,457
Site operating expenses	6,703	6,934	13,734	13,362
Total operating expenses	164,961	107,287	282,546	216,819
Operating income	$13,287	$13,079	$25,242	$24,071

[1] Excludes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.

GPMP Segment

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands)
Revenues:
Fuel revenue [1] – inter-segment	$1,039,889	$651,249	$1,762,373	$1,243,336
Fuel revenue [1] – related party	716,008	604,065	1,230,492	1,178,481
Fuel revenue – third party customers	—	353	—	849
Other revenues, net	47	191	218	346
Other revenues, net [1] – inter-segment	—	2,147	767	4,208
Other revenues, net [1] – related party	784	669	1,498	1,321
Total revenues	1,756,728	1,258,674	2,995,348	2,428,541
Operating expenses:
Fuel costs – inter-segment	1,023,250	638,915	1,730,413	1,219,859
Fuel costs – related party	704,550	592,799	1,208,069	1,156,632
Fuel costs – third party customers	—	352	—	848
General and administrative expenses	545	820	1,055	1,648
Depreciation and amortization	1,813	1,840	3,625	3,680
Total operating expenses	1,730,158	1,234,726	2,943,162	2,382,667
Operating income	$26,570	$23,948	$52,186	$45,874

[1] Includes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.